EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER EARNINGS
COLDWATER, MICHIGAN, July 18, 2007 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings for the six months ended June 30, 2007 of $958,000 compared to $646,000 for the same period in 2006 (an increase of 47%). Earnings per share for the six months ended June 30, 2007 were $0.40 compared to $0.25 for the same period in 2006 (an increase of 60%).
Net income for the three months ended June 30, 2007 increased to $464,000 compared to $316,000 for the same period a year ago, also an increase of 47%. Earnings per share for the three months ended June 30, 2007 were $.19 compared to $.12 for the same period in 2006.
Net interest income before any provision for loan losses decreased $97,000, or 4.4%, for the three months ended June 30, 2007 compared to the same period in 2006 as a result of the Bank’s cost of funds increasing more than its yields on earning assets. The Bank’s net interest margin decreased to 3.25% for the three months ended June 30, 2007 from 3.52% for the same period in 2006. The Bank continues to be challenged in its efforts to increase lower costing core deposits and management continues to put its efforts towards meeting this challenge.
Net interest income after the provision for loan losses decreased $342,000, or 15.7% for the three months ended June 30, 2007 compared to the same period in 2006. For the three months ended June 30, 2007, the Bank recorded a provision for loan losses of $245,000 where no provision was recorded in 2006. The provision was recorded primarily as a result of specific allowances for impaired loans on the Bank’s watch list and $160,000 in net charge-offs for the three months ended June 30, 2007. Net charge-offs for the three months ended June 30, 2006 were $203,000.
Non-interest income increased $166,000, or 20.7% for the three months ended June 30, 2007 compared to the same period in 2006 as a result a $49,000 increase in fees and service charges (from $579,000 to $628,000), a $46,000 increase in gain on the sale of loans (from $92,000 to $138,000) and an increase in net gain on the sale of REO properties of $71,000.
The increase in fees and service charges was a result of a $46,000 increase in loan brokerage fees (as the Bank has developed new mortgage banking relationships with six brokerage companies since June 2006), a $31,000 increase in NSF fees and a $9,900 increase in ATM/Debit Card income which offset decreases in other fees and charges, primarily a $26,000 decrease in other loan related fees.
Noninterest expense decreased $350,000, or 16.0% for the three months ended June 30, 2007. Salaries and employee benefits expense decreased $259,000 (from $1.3 million to $1.0 million), a result of staff reductions and benefit modifications accomplished during the fourth quarter of 2006. Repossessed property expense decreased $82,000 (from $98,000 to $16,000) due to more effective management of the foreclosed property held by the Bank, as well as a decrease in the

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number of properties held by the Bank during the three months ended June 30, 2007 compared to the same period in 2006.
At June 30, 2007, the Company’s total assets were $283.6 million, compared to $290.0 million at December 31, 2006, a decrease of 2.2%. The asset decrease was primarily due to a $2.9 million decrease in the loan portfolio. The decrease in the loan portfolio was expected as the Bank focused more of its mortgage origination efforts on loans to be sold in the secondary market and brokering of loans to third parties. Total deposits decreased $9.9 million, or 5.1% to $182.7 million at June 30, 2007 from $192.6 million at December 31, 2006. This decrease resulted from a decrease of $17.1 million in brokered CDs being offset by growth in checking accounts of $1.7 million, growth in money market accounts of $2.1 million and growth in local market CDs of $3.9 million. Borrowing from the Federal Home loan bank increased $3 million to $57.5 million at June 30, 2007 from $54.5 million at December 31, 2006. Borrowings and brokered CDs remain an important source of funding for the Bank.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 278-4567 ext 278
or
William C. Kurtz, CFO
(517) 278-4567 ext 260

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